Exhibit 10.3

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

SECOND AMENDMENT TO
COLLOCATION/INTERCONNECTION LICENCE
This Second Amendment to Collocation/Interconnection License (hereinafter referred to as the “Second Amendment”) is made as of February 23, 2018, by and between MARKLEY BOSTON LLC, (as the succeeding entity arising out of a merger with ONE SUMMER COLLOCATION, LLC,) a Delaware limited liability company (“Licensor”) and THE ENDURANCE INTERNATIONAL GROUP, INC., a Delaware Corporation (“Licensee”).
W I T N E S S E T H:
WHEREAS, Licensor and Licensee entered into that certain Collocation/Interconnection License dated February 2, 2012 (the “License”), for the license of approximately 1,173 square feet of caged space (the “Original Premises”) in Suite 760 on the seventh (7th) floor of the building commonly known as One Summer Street, Boston, Massachusetts (the “Building”);
WHEREAS, Licensor and Licensee entered into that certain First Amendment dated January 4, 2013 expanding the Premises and modifying the terms of the License;
WHEREAS, One Summer Collocation, LLC merged with Licensor (formerly the landlord pursuant to the Collocation Lease between One Summer Collocation, LLC and Licensor) on January 1, 2015 and Licensor is the succeeding entity from that merger;
WHEREAS Licensor and Licensee now wish to extend the Term of the License on the terms and conditions described in more detail below;
NOW, THEREFORE, in furtherance of the foregoing, and in consideration of mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the License as follows:
1.Effective March 14, 2018, the monthly Base Fees under the License shall be [**] dollars ($[**]) per month. All other fee clauses and annual escalation clauses under the License shall remain in full force and effect.
2.The Term under the License is hereby extended and the License Expiration Date shall be March 13, 2021.
3.The following sentence in Section 2.1 of the License shall be deleted in its entirety:
“If Licensee holds over after the termination of this License such holdover shall be deemed to be upon all of the terms of this License except that the amount of the License Fees (as defined in Section 3 below) shall be increased to an amount equal to [**] percent ([**]%) of the License fees in effect immediately prior to the termination.”
The foregoing sentence shall be replaced with the following:
“If Licensee holds over for more than [**] days after the termination of this License such holdover shall be deemed to be upon all of the terms of this License except that the amount of the License Fees (as defined in Section 3 below) shall be increased to an amount equal to [**] percent ([**]%) of the License fees in effect immediately prior to the termination.”
4.The License is hereby ratified and confirmed and, as modified by this Second Amendment, shall remain in full force and effect. All references appearing in the License and in any related instruments shall be amended and read thereafter to be references to the License as further amended by this Second Amendment. All terms which are defined in the License shall have the same meanings when used in this Second Amendment unless otherwise explicitly stated herein.
IN WITNESS WHEREOF, each of the parties hereto has caused this Second Amendment to be duly executed by its duly authorized officer as an instrument under seal as of the day and year first above written.

LICENSEE:	LICENSOR:
THE ENDURANCE INTERNATIONAL GROUP, INC.	MARKLEY BOSTON, LLC

By: /s/ Marc Montagner	By: /s/ Jeffrey D. Markley
Name: Marc Montagner	Name: Jeffrey D. Markley
Title: CFO	Title: Manager

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